Exhibit 3.1

ARTICLES OF AMENDMENT

for a

MARYLAND STOCK CORPORATION

Sunnyside Bancorp, Inc, a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that the charter of the corporation shall be and hereby is amended as follows:

1. Article 1 of the charter of the corporation is hereby amended and restated in its entirety as follows:

Article 1. Name. The name of the corporation is Vecta Inc. (herein, the “Corporation”).

2. Article 5, Section A of the charter of the corporation is hereby amended as follows:

a. The total number of shares of capital stock of all classes that the Corporation has authority to issue shall be increased from thirty-one million (31,000,000) shares to one hundred two million (102,000,000) shares;

b. The total number of shares of preferred stock shall be increased from one million (1,000,000) shares, par value one cent ($0.01) per share, to two million (2,000,000) shares, par value one cent ($0.01) per share; and

c. The total number of shares of common stock shall be increased from thirty million (30,000,000) shares, par value one cent ($0.01) per share, to one hundred million (100,000,000) shares, par value one cent ($0.01) per share.

By virtue of the foregoing amendment, the aggregate value of all of the authorized shares of capital stock is increased from three hundred ten thousand ($310,000) to one million twenty thousand dollars ($1,020,000). The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption are not changed by this amendment.

This amendment of the charter of the Corporation has been approved by a majority of the entire board of directors and the amendment is limited to changes expressly authorized by § 2-105(a)(13) or § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned acknowledges that this is an act of the above-named corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information, and belief.

/s/ Edward J. Lipkus, Chief Financial Officer	/s/ Fredrick Schulman, Chief Executive Officer
ATTESTED TO BY (signature/title)	SIGNED BY (signature/title)

Return address of filing party:

Hinman, Howard & Kattell, LLP

707 Westchester Ave, Ste. 407

White Plains, New York 10604

Attn: Nir E. Gozal, Esq.